Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-30639 and No. 333-170857) on Form S-8 and in Registration Statement (No. 333-224229) on Form S-3 of Griffin Industrial Realty, Inc. of our reports dated February 13, 2020, relating to the consolidated financial statements and the financial statement schedules and the effectiveness of internal control over financial reporting of Griffin Industrial Realty, Inc., appearing in this Annual Report on Form 10-K of Griffin Industrial Realty, Inc. for the year ended November 30, 2019.

/s/ RSM US LLP

New Haven, Connecticut

February 13, 2020